Allianz Investment Management LLC

Allianz Life Variable Insurance Products Trust

Allianz Life Variable Insurance Products Fund of Funds Trust

Mutual Fund Custody

Fee Schedule

Effective January 1, 2021

This fee schedules includes the

following Products:

•	Global Custody

ASSET SERVICING

Custody Fee Schedule

Charge Per Item
Account Maintenance

Structural Charges

Per Account	$1,000

Basis Points
Safekeeping

Administrative Fee

Domestic

U.S. Assets Under Custody and All other U.S. Assets	0.2

Charge Per Item

Domestic Vault/ Physical Securities
Safekeeping per position per month	$20

Transaction Fee

Domestic

Per Depository Eligible Transaction (includes purchases, sales, free receipts, free deliveries and maturities)	$2.25

Per P&I, Payup/Paydown

Per Repo Transaction/Collateral

Per Leg of ETD Transaction

Per Leg of bilateral OTC Derivative Transaction

Per Leg of Centrally Cleared Derivative Transaction

Per Physical Transaction

Per Physical Expedited Process (Same day service requests for delivery), per instance	$1 ,000

* We reserve the right to charge for cancel and treat them as a transaction (if arising from action of client or investment manager)

Global Asset and Transaction Fees	Please see Global Assets Section

Other

Per incoming/outgoing US Wire/Margin variation		$3

Per Manual Check Request	NA

Per Non USO Wire Transfer	NA

Per F/X Not Executed At BNY Mellon		$25

Surcharge per F/X Not Executed At BNY Mellon (Emerging Markets) - A higher fee may apply to Restricted Currencies	NA

Per Manual Transaction where automated solution exists (in addition to transaction fee)	NA

Proxy Services

Per Ballot Issue	NA

Per Incoming Vote	NA

Per Manual Instruction	NA

Any other Proxy Service Charges	NA

Corporate Actions

Per Late or Manual Corporate action response	NA

Standard Technology Support Fee (per legal entity)	NA

The Standard Technology Support Fee partly covers BNY Mellon ongoing maintenance and investments in products, technology and servicing capabilities to keep up with the regulatory changes and to develop capabilities to provide additional reporting support to clients

Cash Investment Sweep

STIF- For management of amounts invested in one or more short-term collective investment funds (STIF) maintained by BNY Mellon or its affiliate, a fee of 15 basis points per annum is charged on the STIF investment. The fee accrues daily and is netted against the income distributed from the STIF to accounts invested in the STIF each month. STIF fees, while quoted here, are independent of the Fee Schedule; BNY Mellon reserves the right to amend the fees, upon prior notice to the client.”

Dreyfus Cash Management Funds	See Prospectus
3rd Party Cash Management (STIF) Sweep Fee (does not apply for funds distributed by BNYMellon)	NA

Securities Lending

91% of gross revenue to the accounts and 9% to BNY Mellon Asset Servciing with no Collateral Management Fee if selected as the sole lending provider for both the VariableAnnuity and lnsurnace General Accounts

Per Third Party Securities Lending Agent		NA

Other Charges for custody and other services

Special Services / Unique Events / Transitions *

Unique Events / Transitions (per active account, per event)		NA

* Unique events include, but are not limited to, investment manager / asset transfer, exchange -in-kind events, legal entity mergers / separations and establishment of unitizations and multi-level unitizations. Fee waived if a BNY Mellon affiliate is used as the investment manager.

NA

Programming/ Information Technology

Custom Programming and Reporting Requirements - per hour rate		NA

SWIFT Reporting
For all SWIFT messages		NA

  Custody Fee Schedule

Global Assets	Basis Points	Transaction Charge per item
Countries
Argentina	6.00	$40.00
Australia	0.75	$12.50
Austria	1.25	$12.50
Bahrain	38.00	$85.00
Bangladesh	20.00	$60.00
Belgium	1.00	$14.00
Bermuda	20.00	$60.00
Botswana	30.00	$60.00
Brazil	4.00	$24.00
Bulgaria	30.00	$80.00
Canada	0.50	$6.00
Cayman Islands/USO Rate	1.00	$10.00
Chile	8.00	$51.75
China	8.00	$60.00
China CIBM - HSBC	8.00	$60.00
Colombia	25.00	$75.00
Costa Rica	20.00	$60.00
Croatia	27.00	$76.00
Cyprus	12.00	$46.00
Czech Republic	8.00	$44.00
Denmark	1.00	$14.00
Egypt	10.00	$27.50
Estonia	15.00	$47.00
Euroclear	1.25	$8.00
Finland	1.00	$15.00
France	1.00	$7.00
Germany	1.00	$7.00
Ghana	20.00	$60.00
Greece	4.00	$18.00
Hong Kong	1.50	$12.00
Hong Kong (Connect)	6.00	$30.00
Hungary	6.00	$26.00
Iceland	11.00	$29.00
India	4.00	$25.00
Indonesia	4.00	$23.00
Ireland	1.00	$10.00
Israel	8.00	$30.00
Italy	1.00	$8.00
Japan	1.00	$8.00
Jordan	40.00	$85.00
Kazakhstan	36.00	$85.00
Kenya	35.00	$85.00
Kuwait	20.00	$60.00
Latvia	25.00	$40.00
Lithuania	22.00	$40.00
Lebanon	35.00	$65.00
Luxembourg	3.50	$30.00
Malaysia	3.00	$25.00
Malawi	47.00	$143.00
Malta	20.00	$60.00
Mauritius	20.00	$60.00

Mexico	3.00	$19.00
Morocco	33.00	$76.00
Namibia	20.00	$60.00
Netherlands	1.00	$7.00
New Zealand	1.00	$14.00
Nigeria	20.00	$51.00
Norway	1.00	$15.00
Oman	38.00	$85.00
Pakistan	20.00	$60.00
Panama	37.00	$82.50
Peru	12.00	$60.00
Philippines	8.00	$49.00
Poland	10.00	$40.00
Portugal	3.00	$15.00
Qatar	20.00	$70.00
Romania	13.00	$52.00
Russia	12.00	$65.00
Saudi Arabia	20.00	$70.00
Serbia	38.00	$85.00
Singapore	2.00	$17.00
Slovak Republic	20.00	$60.00
Slovenia	35.00	$65.00
South Africa	1.00	$15.00
South Korea	2.00	$20.00
Spain	1.00	$11.50
Sri Lanka	6.00	$40.00
Swaziland	20.00	$60.00
Sweden	1.00	$11.50
Switzerland	1.00	$9.00
Taiwan	5.00	$33.00
Tanzania	40.00	$120.00
Thailand	4.00	$20.00
Tunisia	38.00	$66.00
Turkey	6.00	$29.00
UAE	38.00	$85.00
United Kingdom/Channel Islands	0.50	$8.00
Uganda	37.00	$80.00
Ukraine	20.00	$60.00
Uruguay	20.00	$60.00
Vietnam	31.00	$85.00

West African Economic and Monetary Union- {Includes Benin, Burkina Faso, Guinea Bissau, Ivory Coast, Mali, Niger, Senegal, Togo)	40.00	$85.00
Zambia	35.00	$73.00
Zimbabwe	12.00	$50.00
Not In Bank/ Not in Custody Assets ($100 per issue per month/$100 per trar		NA

Sub-total

* Unless otherwise indicated, this fee schedule applies to listed equities and debt instruments that are held and transacted in their home country with the local CSD and is based on the month-end market value of the assets held under custody.

Additional fees may apply in any other circumstances.

Other Fees/ Notes

A minimum fee of $12,500 per month will apply for global custody (safekeeping and security/cash transactions only and excluding any surcharges or manual intervention fees) only.

Securities Lending Revenue Split - 91% of gross revenue to the accounts and 9% to BNY Mellon Asset Servciing with no Collateral Management Fee if selected as the sole lending provider for both the Variable Annuity and lnsurnace General Accounts

A security transaction is defined as a receipt or delivery versus payment, a free receive or deliver, maturities, or security movement related to corporate events (including P&I, Payup/Paydown, unless separately priced) or a cancellation of any of these movement types, except corporate events.

For clarity this fee schedule applies to custody and cash services provided under the Global Custody Agreement, including any annexes. It does not include custody and cash services related to other specialty products and services covered under separate agreements, including Global Collateral Services, which would be provided separately and subject to separate agreements and fees.

BNY Mellon reserves the right to amend the fees if the service requirements change in a way that materially affects our responsibilities or costs. Support of other derivative investment strategies or special processing requirements (e.g. external cash sweep, manual processing, bank loan processing, segregated collateral account support etc.) may result in additional fees.

BNY Mellon’s fees are based upon the data provided and the current regulatory environment. In the event that there are any material differences to the regulations, funds, assets transactions and / or services required, BNY Mellon reserves the right to amend our fees if the service requirements or volumes change in a way that materially affects our responsibilities or costs.

BNY Mellon reserves the right to implement fees for the provision of data and the maintenance of technology leveraged in the provision of data

Except as otherwise provided under this fee schedule, this schedule shall remain in full force and effect until the effective date of a subsequent fee schedule executed by the parties hereto.

Other Fees

We will pass through to the client any out-of-pocket expenses including, but not limited to, courier expense, registration fees, stamp duties, CLS, vendor costs, postage, external legal or consulting costs. Additionally, an administrative fee of 10% with a maximum of $250 per item will be assessed.

Tax services, including, but not limited to Federal 990T and Federal 990, and hard copy statements are available upon request for an additional fee.

BNY Mellon will file class action Proofs of Claim on your behalf for the duration of our contractual relationship. An amount equal to 2% of the proceeds will be charged against each participating account at the time the proceeds are credited.

All Fees outlined in the fee schedule are based on all transactions being straight through processing, (STP)’. In case of manual intervention for transaction or corporate action where an automated solution, (STP) exists, a sur-charge will apply in addition to the transaction fee for each market, currency movement or external foreign exchange.

A security movement is defined as a receipt or delivery versus payment, a free receive or deliver, maturities, or security movement related to corporate events or a cancellation of any of these movement types, except corporate events. The transaction fees for all markets exclude the review , processing and execution of non-standard subscription forms or other documentation that is required to be completed as part of the processing of the transaction. Fees for such transactions will be quoted on request.

Asset fees for International Debt Instruments (as defined by Euroclear Bank) held at Euroclear will be assessed at our standard Euroclear rate indicated above. All other types of securities (including but not limited to International Equities, International Depository Receipts, International Warrants and Domestic Market Securities) held at Euroclear will be subject to a surcharge. The amount of the surcharge varies taking into account features of the particular security held. Purchases or sales Transactions involving the delivery of securities as referenced above within Euroclear or from a Euroclear account to a third party depository or settlement system will also be subject to a surcharge that varies based upon the details of the transaction.

Other Fees/ Notes

For details on certain direct and indirect compensation that may be earned by BNY Mellon, please refer to our website: www.bnymellon.com/as-disclosures. Once on the site, the following password will be required to review the content: ASCOMP00 (note: the last 2 digits in the password are zeros).

All of the information contained within the schedules is confidential and should not be made available to third parties without prior permission from BNY Mellon.

Earn in gs Credits

Earnings credits and overdraft rates will be calculated monthly on the basis of the following formula:

(Net Positive/Net Negative)• (Avg. FF Rate)/ 365

“Net Positive”: equals the average net positive balances maintained by a Portfolio over the course of the applicable month less the applicable reserve requirement

“Net Negative”: equals the average net negative balances maintained by a Portfolio over the course of the applicable month plus the applicable reserve requirement.

“Avg. FF Rate”: equals the average Federal Funds Rate over the course of the applicable month.

At the end of each month, the net positive earnings credits and overdraft amounts are netted by Portfolio and offset against the applicable custody fees generated by each Portfolio.

Excess Earnings Credits:

Monthly credit balances will roll forward to offset future Custodian fees and expenses. Unused Daily Credits will expire at calendar year end. Credit balances may not be transferred. They are used exclusively to offset Custodian fees and expenses and shall not be applied against investmentor other related expenses

Method of Payment

BNY Mellon will bill on a monthly or quarterly basis; payments will be directly charged to accounts designated by you, either automatically (“direct debit”) or following a charging instruction (“direct charge”).

All amounts due will be payable within 30 days of invoice date. Fees not paid within 60 days of the date of the invoice will be subject to a late charge of 1.5% per month. Any objections, corrections, or adjustments to a bill must be raised within 12 months of the billing date. In addition, BNY Mellon reserves the right to adjust a client bill for any under-billed activities up to 12 months after the billing date. After the 12-month period, all bills will be considered final.

Signature Page

The Bank of New York Mellon

Name:

Title:	Director, Relationship Manager

Date:	9/24/2020

Name:	/s/ Brian Muench

Title :	President

Date:	12/14/2020

Allianz Life Variable lnsurance Products Trust

Name:

Title:	Vice President, Operations

Date:	12/14/20

Allianz Life Variable lnsurance Products Fund of Fund Trust

Name:

Title:	Vice President, Operations

Date:	12/14/20